Exhibit 99.2

NEWMONT ANNOUNCES PROPOSED CONVERTIBLE DEBT OFFERING

Denver, Colorado, July 10, 2007 – Newmont Mining Corporation (NYSE: NEM) today announced its intention to offer, in the aggregate, $1.0 billion of Convertible Senior Notes. The Company intends to use the net proceeds from the offering to repay all amounts outstanding under its corporate revolving credit facility, to enter into the convertible note hedge and warrant transactions described below, and for general corporate purposes. Together with other pending initiatives, including the anticipated realization of value from certain non-core Merchant Banking assets, the Company expects this will provide capital funds to complete Boddington in Australia and the gold mill at Yanacocha in Peru, as well as provide for the potential development of future projects such as Conga in Peru, Akyem in Ghana, and other corporate opportunities.

The Company intends to issue Convertible Senior Notes due 2014 and 2017, each in the principal amount of $500 million, through an offering to qualified institutional buyers under Rule 144A of the Securities Act. Upon conversion, holders will be entitled to receive cash for that portion of the value of the common stock into which the notes are convertible up to the principal amount of the notes, and excess conversion value, if any, will be satisfied at the Company’s election in cash, common stock or a combination of cash and common stock. Newmont also expects to grant the initial purchasers an option to purchase up to an additional $75 million of each of the 2014 and 2017 Senior Convertible Notes to cover over-allotments.

In connection with the offering of the notes, the Company expects to enter into convertible note hedge transactions with affiliates of one or more of the initial purchasers (the “hedge counterparties”) and intends to use a portion of the net proceeds of the offering to pay for the cost of the convertible note hedge transactions. The convertible note hedge transactions are expected to reduce potential dilution to Newmont common stock upon conversion of the notes. The Company also expects to enter into separate warrant transactions with the hedge counterparties, which would result in additional proceeds to the Company and partially offset the cost of the convertible note hedge transactions. The warrant transactions could result in dilution to Newmont common stock in the event that, at exercise, the market value per share of Newmont common stock, as measured under the terms of the warrant transactions, exceeds the applicable strike price of the warrant transactions. If the initial purchasers of the notes exercise their over-allotment options, the Company expects to enter into additional convertible note hedge and warrant transactions.

In connection with the convertible note hedge transactions and the separate warrant transactions, the hedge counterparties have advised the Company that they, or their affiliates, expect to enter into various derivative transactions with respect to Newmont common stock concurrently with, or shortly after, the pricing of the notes and may enter into, or may unwind, various derivatives and/or purchase or sell Newmont common stock in secondary market transactions following the pricing of the notes. These activities could have the effect of increasing, or preventing a decline in, the price of Newmont common stock concurrently with or following the pricing of the notes. If the hedge counterparties or

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their affiliates were to unwind various derivatives and/or purchase or sell Newmont common stock in secondary market transactions prior to the maturity of the notes, such activity could adversely affect the price of Newmont common stock or the settlement amount payable upon conversion of the notes.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of Newmont common stock issuable upon conversion have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Investor Contact:	Randy Engel	(303) 837-6033	randy.engel@newmont.com

Media Contact:	Omar Jabara	(303) 837-5114	omar.jabara@newmont.com

Cautionary Statement

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding future asset sales or other transactions and use of proceeds of such sales. Where the company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. For a detailed discussion of risks, see the company’s 2006 Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as well as the company’s other SEC filings, including the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K updating the discussions of risks. The company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of future events, except as may be required under applicable laws.

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